Exhibit 99.1
Transcript of Reis, Inc. Fourth Quarter 2007 Financial Results Call March 31, 2008
Speakers: Mr. Jeffrey H. Lynford, Chairman Mr. Lloyd Lynford, President and Chief Executive Officer Mr. Mark P. Cantaluppi, Vice President and Chief Financial Officer

OPERATOR:	Hello and welcome to the Reis, Inc. 2007 Earnings Conference Call. All participants will be in a listen-only mode. There will be an opportunity for you to ask questions at the end of today's presentation. If you would like to ask a question during the Question and Answer Session, please press "*" then "1" on a touchtone phone. You will hear a tone to confirm that you have entered the list. If you decide you want to withdraw your question, please press "*" then "2" to remove yourself from the list. If you should need assistance during the conference, please signal an Operator by pressing "*" then "0" on your touchtone phone. Please note this conference is being recorded. Now I would like to turn the conference over to Mr. Lloyd Lynford. Mr. Lynford, the floor is yours, sir.

LLOYD LYNFORD	Good morning. This is Lloyd Lynford, President and CEO of Reis. Today, we have with us Jeffrey Lynford, our Chairman and my brother, Jon Garfield, Reis’s co-founder and Executive Vice President; Bill Sander, Reis Services’s Chief Operating Officer; Mark Cantaluppi, Reis’s Chief Financial Officer and other members of Reis’s senior management team.

First, I need to provide our legal disclaimer. Today’s comments may include forward-looking statements, which involve a number of risks and uncertainties and are based on currently available information and current management outlook or expectations. Actual results may differ materially from those in the forward-looking statements. In addition, we do not plan to update any of the forward-looking statements to reflect subsequent events or circumstances or if our expectations change. For more information relating to the risks and uncertainties involved in our forward-looking statements and the Company generally, please see the “Risk Factors” and “Forward-Looking Statements” sections of our recent filings with the SEC, including our most recent Form 10-K. This call is being broadcast live over the Internet and will be available for replay for a period of time following the call. A link to the Web cast for this call as well as information on the replay is available at http://www.reis.com/events.

Before we discuss our 2007 results, we wanted to address trading in our stock late last week. The price of Reis stock decreased from a Wednesday close of $6.50 per share to a Friday close of $4.54. This decrease in price occurred while the combined trading volume for these two days totaled fewer than 14,000 shares. With almost 11 million shares outstanding, this price decrease on so little volume seemed unexplainable and thus occasioned inquiries from stockholders. Also, since we, Reis management, own approximately 24% of all outstanding Reis stock, we want to assure you that we share your concern. We called the NASDAQ last week to seek information as to why such a significant price decrease occurred amid very light trading. So far, it appears that a few hundred share trades at the end of the day on both Thursday and Friday were made at prices significantly below the previous trades. Sometimes a decline of this magnitude can occur in response to a negative rumor in the marketplace. Management knows of no such rumor. In fact, the key objective of this Call is to update you on our business performance and to provide you with the objective data that we believe supports the conclusion that we are implementing the business plan we have previously articulated and that our efforts are producing strong financial performance in our core business. We, at Reis, will continue to monitor this matter closely and if you have any thoughts that you would like to share, please do not hesitate to email us.

Today, we have a three-part presentation for you and we will presume that all participants on this call have read the Company’s most recent 10-K and Press Release filed on March 14, 2008. I will begin by reviewing Reis’s Fourth Quarter and Fiscal 2007. I, in turn, will ask Jeff Lynford to briefly review the status of our three remaining real estate projects and Mark Cantaluppi, our CFO will then review our fourth quarter financial performance. We will then open the telephone lines for your questions. We ask that when you speak, please state your name and the organization with which you are affiliated.

As many of you know, this is Reis’s second stockholders conference call as a listed company. Reis became a public company through a merger with Wellsford Real Properties on May 30, 2007. We are excited to share with you our fourth quarter results and to discuss the impressive growth that Reis has enjoyed during 2007.

The year was characterized by important milestones in the history of Reis. Not only did we consummate our merger with Wellsford and become a public company, but we also effectively integrated the operations of both entities. While accomplishing these essential tasks, we launched several new releases of Reis’s product, including an expansion of 87 apartment markets, the introduction of customizable email alerts and enhancements to our new construction coverage. Our track record of accomplishment continues to sustain outstanding financial results. In the second half of 2007, in the face of deteriorating economic and credit market conditions, demand for our market information remained strong, resulting in Reis Services posting record EBITDA during the third and fourth quarters of 2007. Because of our vantage point here at Reis, we believe that we have an uncommon perspective on conditions in the commercial real estate market, both with respect to space market fundamentals and capital market trends. It is obvious that consumer and investor confidence in the U.S. economy has significantly diminished, the state of the commercial real estate market is more nuanced than daily business headlines might suggest.

Clearly, the constrained credit environment that has prevailed over 6 months has rippled through the economy. The triggers for last summer’s shift had their inception in the housing market but the abrupt increase in risk sensitivity has clearly spread to adjacent markets where there is exposure to housing or anxiety about transparency or asset pricing. Within the commercial real estate space market, the most conspicuous impact of the difficult economic environment has been a slowing of rent growth and a softening in the demand for office and industrial space. Within the investment market, it is clear that investors are employing higher capitalization rates — real estate’s version of a P/E ratio — in their valuation, effectively lowering the prices they are willing to pay and leading in many cases to an impasse between buyer and seller.

At the same time, it is important to observe that despite the business and trade press’s depiction of a market they describe as “seized up,” our weekly tabulation of transaction activity of properties trading for $2.0 million or greater does not support that conclusion. While the financing difficulties of selected trophy assets may give the impression that sales of investment properties have materially diminished, and they may have in specific metropolitan markets, Reis observes that aggregate transaction activity, while down from the record levels of recent years, remains extremely high, sustaining the demand for requisite market information to support the underwriting, due diligence and valuation functions. At the same time, there appears to be heightened demand for market information by credit officers and risk managers at financial institutions, many of which are concerned that loans originated with the intention of being packaged into a commercial mortgage-backed security, a market which, indeed, has been constrained by credit concerns, remain on the books and subject to market forces that may impair collateral values.

Before I turn my attention to financial highlights, I would like to spend a few minutes furthering the discussion I began with you last quarter about what Reis does and why our business model continues to deliver robust earnings growth. Last quarter, I devoted a portion of our conference call to a discussion of Reis’s most important proprietary asset, its building level database from which it generates virtually all its products and revenues. This quarter, I would like to spend a few minutes on Reis’s new construction and sales transaction databases. The current and perspective health of a local real estate market is directly influenced by the volume of new supply coming online. New construction represents a key input into projecting the demand for space, the market’s future vacancy rate and rent growth. Reis tracks new construction projects as they progress from ideas to reality, from proposal through groundbreaking and all the way to completion. Our proprietary database of thousands of construction projects represents indispensable market intelligence for our subscribers as well as a competitive advantage for our salespeople.

Another vital asset of Reis is our sales transaction database, which I noted earlier. We track office, apartment, shopping center and industrial properties that trade for a price of $2.0 million or greater in 82 metropolitan markets. We research the property’s buyer, seller, lender, price, and, critically, the capitalization rate at which the building traded. Our sales transaction database supports our assessment of the health of real estate capital markets at the national, market and sub-market levels, and also allows us to provide our subscribers with sales comparables to support the valuation estimates vital to investment and lending decisions. Reis’s commitment to building and maintaining property level databases that generate recurring revenue is a cornerstone of both our success and our growth strategy. These proprietary databases distinguish Reis from most of our competitors and allow us to offer the market information and analytics that commercial real estate professionals increasingly demand. In fact, our historical experience suggests that challenging market conditions encourage investors to assess supply and demand fundamentals with a heightened appreciation for volatility and downside risk. Usage of Reis data indicates that investors are currently acting in a manner consistent with our historical experience. While information products are not completely insulated from a difficult marketplace, it has been gratifying to observe how Reis SE, our flagship product, meets the changing priorities and concerns of lenders and investors. In fact, in 2007 and already in 2008, senior management has acted aggressively to introduce content and features that provide significant incremental benefits to users, given the reality of the current market.

For example, at the Mortgage Bankers Association’s annual Commercial Real

Estate Finance Convention in February, Reis introduced a major enhancement to Reis SE, which has now been rolled out to all subscribers. Subscribers may now use SE to view and filter sets of properties that are pulled directly from the Reis database and plotted onto a state-of-the-art dynamic map. The initial set of properties is chosen based on a user-defined geographical area and may be narrowed to fit a desired range of competitive performance factors and sales transaction specifics and by proximity to peers and key landmarks. This type of surgical precision reveals important local economic dynamics that are often obscured by broader market trends. Response to this enhancement has been overwhelmingly positive.

Our innovation has not stopped. Reis will be adding an additional 50 metropolitan office markets to our coverage in the coming months. The first 20 of these markets will be launched in May and will concentrate on metropolitan markets in Florida and California. The second group of 30 markets will launch in August and will extend our already broad coverage in the Northeast and Midwest. Providing coverage in these smaller markets will reinforce Reis’s reputation as a leading source of comprehensive market data and portfolio analytics. The addition of these markets will further cement Reis’s leadership position with respect to providing office market information to owners, developers, lenders and service providers. As I noted last quarter, Reis already monitors 169 apartment markets, substantially more markets than any of our competitors. We expect the demand for the new office markets that we will release in 2008 to be high, given the unique liquidity risks associated with smaller markets in the current environment of tightening credit and economic uncertainty. Next year, we plan a similar expansion in the shopping center sector.

I would like to discuss briefly Reis Services’s financial highlights for the fourth quarter and for all of fiscal 2007. Keep in mind that some of the periods that we will be referencing on today’s call are presented on a pro forma basis in order to show a more meaningful comparison. The pro forma adjustments take into account such events as the May 2007 merger and the change in private Reis’s fiscal year. Reis Services revenue for the fourth quarter totaled $6.4 million, a 25% increase over the corresponding period in 2006. EBITDA in the fourth quarter totaled $2.6 million, a 45% increase over the prior year and representing a 40% EBITDA margin. For 2007, Reis Services revenue totaled $23.7 million, up 23% from the prior year. EBITDA totaled $8.5 million, up 39% from the prior year and representing an EBITDA margin of 36%.

As these results demonstrate, Reis continues to post strong top and bottom line growth, the result of a well conceived and executed business strategy to 1) continually enhance our services, 2) maintain strong renewal rates, 3) sell new subscriptions via both field sales and telesales to the tens of thousands of mid-size and smaller firms that invest in or lend on commercial real estate and provide services to the industry and 4) up-sell new content and analytic to our institutional subscriber base. These remain the cornerstones of our business plan for 2008 and we are confident that by focusing on these objectives, we will continue to grow revenues and EBITDA. We also remain confident that the marketplace will ultimately recognize that we are a thriving, business information, recurring revenue company and will value us in accordance with the multiples enjoyed by our peers.

I would now like to turn the call over to Jeff Lynford to discuss our remaining real estate operations.

JEFFREY LYNFORD:	Thank you Lloyd. At December 31, 2007, the Company's net equity in real estate projects totaled $11.8 million, or approximately 15% of consolidated stockholder equity and were comprised primarily of the three following projects:

The 259-unit Gold Peak condominium development in Highlands Ranch, Colorado. Sales commenced in January 2006 and 185 units were sold as of December 31st, with an additional 20 units under contract with nominal down payments. Since December 31st, we have signed contracts for an additional eight units and closed 19 units.

The Orchards, a single-family home development in East Lyme, Connecticut, upon which the Company could build 161 single-family homes on 224 acres. Sales commenced in June 2006 and 19 homes were sold as of December 31, 2007, with an additional three homes under contract with deposits of 10%. Since December 31st, we have signed contracts for two additional homes and closed one home.

The Stewardship, a single-family home development in Claverack, New York, which is subdivided into 48 single-family home lots on 235 acres. Two models are expected to be completed and open in June 2008.

The residential market continued to decline in the fourth quarter of 2007, which resulted in our recording of an impairment charge of $3.15 million for our East Lyme project. We based this provision on our monitoring of local market conditions, including declining absorption rates and home sales at prices at comparable projects. While the average sales price of our East Lyme homes remained firm at $700,000, conditions in the national credit market dictate more conservative assumptions about this project’s future absorption and justify the aforementioned impairment charge. A similar analysis concerning the Company’s other two projects supports the current carrying amounts for these assets. Although we believe that the current asset values are appropriate at this time, further deterioration in market conditions may result in additional impairment charges in the future.

I would now like to turn the call over to Mark Cantaluppi, Reis’s Chief Financial Officer, to talk about our 2007 financial results.

MARK CANTALUPPI:	Thank you Jeff. We have reported financial results for the fourth quarter of 2007 and the seven-month period from June 1 to December 31, 2007. Since the merger occurred at the end of May 2007, we do not have comparable results for the seven-month period in the prior year. We have reported results for the fourth quarter of 2006 on a pro forma basis as well as for the full years ended December 31, 2007 and 2006, also on a pro forma basis. As a reminder, prior to the merger, Wellsford’s operations were accounted for under the liquidation basis of accounting. We continue to present financial information in two operating segments — the information business, which we refer to as Reis Services and the residential development activities segment. Management believes that the utilization of segment reporting will assist stockholders in analyzing the two separate businesses. Accordingly, I will describe our operations in that manner.

Consolidated revenue for the fourth quarter of 2007 aggregated $14.2 million, which is comprised of subscription revenue of $6.4 million and sales revenue from residential development activities of $7.8 million. For the seven-month period, revenue aggregated $36.4 million, of which $14.6 million was subscription revenue and $21.8 million was sales revenue from residential development activities. The consolidated net loss was $2.4 million for the fourth quarter of 2007 and $1.3 million for the seven-month period, or negative $0.22 and negative $0.12 per share, respectively.

On a fully diluted basis, earnings per share were negative $0.28 per diluted share for the seven-month period. This effect results from the application of the accounting rules for computing fully diluted earnings per share, which requires, in our case, that income be excluded for the decreases in the Company’s stock price on certain stock options. The non-cash adjustment was a reduction in the option liability reserve of $1.8 million in the seven-month period. There was no dilutive impact in the fourth quarter 2007 calculation.

As Jeff previously reported, the results for the fourth quarter of 2007 and the seven-month period ended December 31st were negatively impacted by a $3.1 million impairment charge on our East Lyme project.

The Company also reports EBITDA, which we believe is a useful measure to understand the financial performance of Reis Services. Since EBITDA is a non-GAAP financial measure, I must caution you about its limitations. In the MD&A Section of our 10-K on page 34 and in our March 14, 2008 press release, we include precautionary language about the use of EBITDA as a non-GAAP measure and present reconciliations of net income to EBITDA for the three and seven-month periods ended December 31, 2007 as well as the third quarter of 2007, the fourth quarter of 2006, which is on a pro forma basis, and the years ended December 31, 2007 and 2006, both of which are also on a pro forma basis.

While Lloyd has already provided a highlight of certain financial information for Reis Services, I would like to review the segment’s performance and comparative results in greater detail. EBITDA for Reis Services was $2.6 million for the fourth quarter of 2007, representing a 40.2% margin. For the seven months, EBITDA was $5.8 million representing a 39.8% margin.

For comparison purposes, Reis Services had the following growth: in the fourth quarter 2007, revenue grew 25.4% over pro forma fourth quarter 2006, from $5.1 million on a pro forma basis in the 2006 period to $6.4 million in the 2007 fourth quarter. EBITDA grew 45.3% from $1.8 million to $2.6 million for those comparable periods. The EBITDA margin improved from 34.7% to 40.2%. Comparing the pro forma annual results of 2007 and 2006, revenue grew 22.7% from $19.3 million in the 2006 annual period to $23.7 million in the 2007 annual period. EBITDA grew 38.7% from $6.1 million in the 2006 annual period to $8.5 million in the 2007 annual period. The EBITDA margin improved from 31.8% to 35.9%.

Reported revenue and EBITDA amounts in the fourth quarter showed small increases over the third quarter. This is primarily driven in the revenue line by higher special project revenue in the third quarter than in the fourth quarter of approximately $200,000. If we compared total revenue in the aggregate for these two periods without the variance related to revenue from special project work, the increase period-to-period would have been approximately 4%, representing growth in our primary subscription business. The impact to EBITDA was a result of this revenue item as well as additional post merger annual expenses that were appropriately accrued for by December 31, 2007. Although these amounts are modest, they combine to produce a flattening of our growth trajectory between these two periods.

Following are some balance sheet statistics. At December 31, we reported total assets, aggregating $144.8 million. Cash and cash equivalents aggregated $23.2 million between our two segments, which we believe is sufficient to meet our current operational and contractual needs and required liquidity under the terms of our construction loans for our residential development activities. The Company reported deferred revenue of $13.3 million, which represents revenues for which we have billed and/or received payments from our customers related to services we will provide in the future. As time passes, these deferred revenues are recognized as income, primarily on a straight-line basis over contractual periods. Total debt aggregated $38.2 million, of which $13.4 million relates directly to the residential development activities and $24.3 million is the remaining outstanding balance of the Reis Services’s acquisition debt. It is noteworthy that the debt related to the real estate projects has decreased $6.8 million, or 33.5%, since December 31, 2006.

Stockholders’ equity was $79.7 million at December 31st. The Company has approximately 10,985,000 common shares outstanding, which equates to a book value per share of $7.26 at that date. Directors and senior management of the Company own approximately 24% of the outstanding stock.

With regards to taxes, Reis Services has NOLs aggregating approximately $11.8 million, of which $8.1 million were generated by operating losses prior to 2003 and the remaining $3.7 million were generated in 2007 as a result of expensed merger costs. These NOLs may be used to offset consolidated taxable income for the consolidated company. The potentially useable NOLs from Wellsford aggregated $38.1 million, all of which are fully reserved. The use of these NOLs is limited to $2.8 million per annum. Approximately $4.4 million of the usable Wellsford NOLs will expire in 2008 and an additional $5.6 million will expire in 2010. Moreover, if we do not meet the “continuity of business enterprise” test, we would be further limited in our use of the Wellsford NOLs. However, there is no such limitation on the Reis Services NOLs.

With that, I would now like to turn the call back over to Lloyd.

LLOYD LYNFORD:	Our fourth quarter and 2007 results indicate that we are accomplishing the business goals I articulated at the end of last quarter’s conference call: to create value for our stockholders through growth in Reis Services’s EBITDA and by communicating that growth to the marketplace. At the same time, we recognize that our story is complicated by the presence of legacy real estate investments on our financial statements. We continue to meet with a number of you and are pleased that you have taken the time to understand and separate Reis’s two businesses and appreciate the intrinsic value of Reis Services. Despite a difficult residential market, we continue to work diligently to dispose of our remaining real estate assets in an orderly fashion, which will contribute further to the transparency of our financial statements and reveal the intrinsic strength of Reis Services’s business model and financial results.

With that, I now open up the call for questions.
OPERATOR:	Yes sir, at this time if you would like to ask a question, please press “*” then “1" on a touchtone phone. Again, you will hear a tone to confirm that you have entered the list. If you decide you want to withdraw your question, please press “*” then “2". Again, that is “*” then “1” if you would like to ask a question.

Again, if you have any questions at this time, please press “*” then “1". And Mr. Lynford, I am showing no questions at this time, gentlemen.

LLOYD LYNFORD:	Well, thank you for attending Reis's quarterly conference call. We look forward to briefing you on our first quarter 2008 results. Thank you for attending.
#####